Exhibit 99.1

N E W S B U L L E T I N FROM:	RE:	Headwaters Incorporated 10701 S. River Front Parkway, Suite 300 South Jordan, UT 84095 Phone: (801) 984-9400 NYSE: HW
FOR FURTHER INFORMATION

AT THE COMPANY: Sharon Madden Vice President of Investor Relations (801) 984-9400	ANALYST CONTACT: Tricia Ross Financial Profiles (310) 622-8226

FOR IMMEDIATE RELEASE

HEADWATERS INCORPORATED ANNOUNCES

FOURTH QUARTER AND FISCAL 2015 RESULTS

•    FY 2015 Revenue Increased 13% to $895 Million

•    FY 2015 Adjusted EBITDA Increased 20% to $166 Million

•   FY 2015 Operating Income Increased 53% to $102 Million

•   FY 2015 Adjusted EPS Increased 61% to $1.13

SOUTH JORDAN, UTAH, November 3, 2015 (NYSE: HW) HEADWATERS INCORPORATED, a building products company dedicated to improving lives through innovative advancements in construction materials, today announced results for its fourth quarter and fiscal year ended September 30, 2015.

Fourth Quarter 2015 Highlights

•                  Revenue increased 11% to $273 million, substantially all of which was organic growth

•                  Gross profit increased 15% and gross margin expanded by 115 basis points

•                  Operating income increased 26% to $41 million

•                  Adjusted EBITDA increased 16% and Adjusted EBITDA margin expanded by 100 basis points

•                  Building products revenue increased 5%, operating income increased 18%, and Adjusted EBITDA increased 10%

•                  Construction materials revenue increased 14%, operating income increased 17%, and Adjusted EBITDA increased 15%

•                  A non-routine  income tax benefit of $97 million was recognized from the reversal of valuation allowances on NOL and tax credit carryforwards and certain other deferred income tax assets

CEO Commentary

“We are very pleased with our strong fourth quarter and fiscal year performance, increasing Adjusted EBITDA by 20%, and finishing in the upper range of our guidance,” said Kirk A. Benson, Chairman and Chief Executive Officer of Headwaters. “In addition, our 18.5% fiscal year Adjusted EBITDA margin exceeded our 2006 peak by 60 basis points. In 2016, we anticipate continuing top line growth and margin expansion, leading us to initiate  Adjusted EBITDA guidance in the range of $175 million to $190 million.

“We experienced organic growth of nearly 11% in the fourth quarter and 9% for the year, while bolt-on acquisitions accounted for 4% additional revenue growth in the year. Top line growth, combined with cost controls and benefits from our debt refinancing and repayments, led to a 61% increase in Adjusted EPS for the year, to $1.13 per share.

“Fourth quarter fly ash volumes rebounded from the weather impacted June quarter, resulting in quarter-over-quarter growth. Following strong 2015 portland cement pricing, the upward pricing trend for high value CCPs continued into the September quarter.  The wrap around effect of existing CCP price levels should result in solid price comparisons in the first half of 2016 as the upward trend continues.

Mr. Benson concluded, “In our building products segment, we improved Adjusted EBITDA margins by 90 basis points to 19.5%, while absorbing the initial lower margins in the introduction of new products and our bolt-on acquisitions.  We anticipate 2016 margin expansion as our new products show revenue growth and synergies from bolt-on acquisitions continue to unfold.”

Fourth Quarter Summary

Headwaters’ fourth quarter 2015 consolidated revenue increased by 11% to $272.7 million from $245.9 million for the fourth quarter of 2014 and gross profit increased by 15% to $90.3 million, compared to $78.6 million in 2014. Operating income improved from $32.9 million in 2014 to $41.4 million in 2015, and Adjusted EBITDA increased by $8.1 million to $58.9 million, or 16% over 2014.

After making adjustments consistent with Adjusted EBITDA, fourth quarter adjusted income from continuing operations was $38.3 million, or $0.51 per diluted share in 2015, compared to $27.9 million, or $0.37 per diluted share in 2014. On an unadjusted basis, income from continuing operations was $126.8 million, or $1.68 per diluted share, for the fourth quarter of 2015, compared to $17.0 million, or $0.23 per diluted share, for the fourth quarter of 2014. The results for 2015 include a non-routine income tax benefit of $96.8 million from reversal of the valuation allowance on NOL and tax credit carryforwards and certain other deferred income tax assets. Discontinued operations were immaterial in both the September 2014 and 2015 quarters.

Fourth Quarter Business Segment Highlights

Business Segment	2015 Revenue	2015 Adjusted EBITDA	2015 Adjusted EBITDA Margin	2014 Adjusted EBITDA Margin
Building Products	$151.9 million	$35.1 million	23.1%	22.1%
Construction Materials	$111.5 million	$28.9 million	25.9%	25.7%

Business Segment	2015 Operating Income	2014 Operating Income	2015 Operating Income Margin	2014 Operating Income Margin
Building Products	$25.0 million	$21.2 million	16.5%	14.7%
Construction Materials	$24.9 million	$21.3 million	22.3%	21.7%

Year Ended September 30, 2015

Revenue for the year ended September 30, 2015 was $895.3 million, up 13% from $791.4 million for 2014. Gross profit increased 20%, from $225.7 million in 2014 to $269.9 million in 2015. Operating income of $66.7 million in 2014 improved by 53%, to $102.1 million in 2015. Income from continuing operations of $16.5 million, or diluted income per share of $0.21, in 2014 improved to $132.1 million, or $1.74 per diluted share, in 2015. The results for 2015 include $24.8 million of incremental interest expense recorded in the March 2015 quarter related to early debt repayments. Results for 2015 also include the non-routine income tax benefit of $96.8 million from reversal of the income tax valuation allowance. Adjusted EBITDA increased by $27.8 million or 20%, from $137.8 million to $165.6 million for the year ended September 30, 2015 as compared to 2014, and Adjusted EPS increased by 61%, from $0.70 in 2014 to $1.13 in 2015.

Building Products Segment

Headwaters’ building products segment is a national brand leader in innovative building products through superior design, manufacturing and channel distribution. The segment markets a wide variety of niche building products, including  siding accessories, manufactured architectural stone, block and roofing products.

Building products revenue increased 5%, from $144.7 million in the fourth quarter of 2014 to $151.9 million in the fourth quarter of 2015, with substantially all of the growth being organic. In the fourth quarter of 2015, gross profit increased by 6%, to $49.2 million from $46.3 million in 2014, and operating income increased by 18%, to $25.0 million from $21.2 million. Adjusted EBITDA in the fourth quarter of 2015 increased by 10%, from $32.0 million in 2014 to $35.1 million in 2015.

Our Texas block product group is performing particularly well as we enjoy strong demand for both our standard block products as well as our higher margin specialty blocks.  In September 2015, we completed a small bolt-on acquisition that strengthens our market position in the robust Austin market.  We anticipate that the transaction after synergies will meet our investment targets and will result in incremental sales in Austin.

In the quarter, several of our product groups benefited from lower raw material, transportation and energy costs, which more than offset increased costs in other areas. Adjusted EBITDA margin was 23.1%, an increase of 100 basis points compared to the September 2014 quarter. Gross margin increased by 40 basis points and operating income margin increased by 180 basis points.

Construction Materials Segment

Headwaters Resources is the largest domestic manager and marketer of coal combustion products (CCPs), including fly ash. Utilization of these materials improves performance of concrete and concrete construction products while creating significant environmental benefits.

Fourth quarter 2015 revenues increased by 14% to $111.5 million, compared to $98.1 million in 2014. Service revenue represented approximately 18% of total segment revenue for the fourth quarter of 2015, as compared to 20% for the fourth quarter of 2014. Service revenue was 21% for all of fiscal 2015 and 25% for fiscal 2014. The increase in revenue is primarily attributable to positive pricing and increases in volume of high-value CCPs.

The weighted average increase in high quality CCP net pricing was higher in the September quarter than in the June quarter. The continued favorable pricing environment results from solid demand for high quality CCPs to replace portland cement and continued resilience in portland cement demand and pricing.

The volume of high-value CCPs exceeded 5.8 million tons for the fiscal year, an increase of 10% over 2014. An important aspect of our strategy is to continue to increase our supply of high value CCPs for marketing during the construction season. Since 2007, we have increased supply by approximately 1.6 million tons and we anticipate that our supply will increase again in 2016 through additional installations of our RestoreAir™  technology and incremental storage.

Gross profit increased by 19% to $36.5 million in 2015, compared to $30.7 million in 2014, and gross margin increased by 140 basis points to 32.7%. Operating income increased $3.6 million, or 17%, from $21.3 million in 2014 to $24.9 million in 2015. Adjusted EBITDA increased $3.7 million from $25.2 million in 2014 to $28.9 million in 2015, or 15%. Adjusted EBITDA margin in the quarter was comparable to last year at 25.9%. The increase in Adjusted EBITDA was primarily attributable to the increase in revenues from high-value CCPs.

Other Matters

Energy technology revenue for fiscal year 2015 was $19.4 million, compared to $9.7 million in 2014, and Adjusted EBITDA for fiscal year 2015 was $2.2 million compared to a loss of $(2.0)

million in 2014. Revenue and Adjusted EBITDA in fiscal 2015 benefited from profitable  technology design contracts. We anticipate approximately $1 million of Adjusted EBITDA in 2016 from our energy segment as our design contracts have been completed..

Income taxes for the first nine months of 2015 were recorded using an estimated effective tax rate of 12%. For several years, our net amortizable deferred tax assets have been fully reserved, but in the September quarter we reversed $96.8 million of the valuation allowance on NOL and tax credit carryforwards and certain other deferred tax assets. Recognition of deferred tax assets is dependent upon the ability to generate sufficient taxable income to realize the deferred tax assets within the carryforward periods. As of September 30, 2015, we believe that available positive evidence met the “more likely than not” threshold that NOLs, tax credits and other deferred tax assets will be realized, and that a full valuation allowance was no longer required. A valuation allowance was maintained against capital loss carryforwards, certain state NOL carryforwards and certain tax credit carryforwards as of September 30, 2015.

Beginning in 2016, we will record income tax expense at a normalized rate of approximately 39%, but until our NOL and tax credit carryforwards are exhausted, cash payments for income taxes will be minimal. For example, in 2016, we currently expect cash payments for income taxes to be approximately $4 million. As of September 30, 2015, we have a pre-tax NOL in the amount of approximately $162.1 million and unused tax credits of $25.0 million, both of which can be carried forward for up to 20 years from the year they were generated.

Liquidity and Long-term Debt

As reported in previous quarters, Headwaters refinanced a significant portion of its outstanding debt during the March 2015 quarter, reducing cash interest expense from an annual run rate of approximately $47 million at the end of the December 2014 quarter to a current annual run rate of approximately $31 million. Headwaters’ weighted average interest rate on long-term debt has been reduced to 5.2%, down from a weighted average interest rate of 7.6% as of December 31, 2014.

The components of our long-term debt (reflected net of applicable discounts and debt issue costs) as of September 30, 2015, are shown in the following table:

(dollars in millions)	Amount Outstanding	Interest Rate	Maturity Date
Senior secured term loan	$414.5	LIBOR plus 3.50% (with 1.0% LIBOR floor)	March 2022
7-1/4% senior unsecured notes	147.8	7.25%	January 2019
Asset based loan facility ($70.0 million limit)	0.0	LIBOR plus 1.50%	March 2020
Total	$562.3

We had $142.6 million of cash and cash equivalents on hand at September 30, 2015 and total liquidity of approximately $203.0 million, which includes the impact of providing $7.6 million for letters of credit for various purposes. As of September 30, 2015, our net debt to Adjusted EBITDA ratio was 2.5x, compared to 3.2x as of September 30, 2014.

Outlook

“In 2015, we increased revenue 13% and grew Adjusted EBITDA more than 20%, continuing our track record with the September 2015 quarter marking seventeen consecutive quarters of year-over-year revenue and Adjusted EBITDA growth,” said Don P. Newman, Headwaters’ Chief Financial Officer. “Our bolt-on acquisition strategy continues to build momentum and create value as well.  We are excited about the momentum we are carrying into the coming year and are initiating our 2016 Adjusted EBITDA guidance in the range of $175 to $190 million.

“Our successful debt refinancing this past March along with repayment of the remaining outstanding 8.75% notes will result in a $16 million reduction in annual cash interest cost, and has lowered our weighted average cost of debt to 5.2%. We also successfully executed our strategy to reduce leverage, resulting in a net debt to Adjusted EBITDA ratio of 2.5x at September 30, 2015, at the bottom of our target range of 2.5x to 3.0x, and down from an historical peak of 6.7x.

“Over the last two quarters, we began to see increased opportunities for bolt-on acquisitions that support our key strategic initiative of adding products to our existing core customers or leveraging our existing product platform. We believe we can continue to execute transactions with leadership economics, driving revenue growth beyond organic levels. We will continue to fund bolt-on acquisitions from cash on hand; however, given the strong performance of our business, we would be willing to raise additional debt for bolt-on acquisitions if needed.”

Non-GAAP Financial Measures

Headwaters currently uses two non-GAAP financial measures: Adjusted EBITDA and Adjusted EPS. Headwaters defines Adjusted EBITDA as net income plus net interest expense, income taxes, depreciation and amortization, equity-based compensation, cash-based compensation tied to stock price, goodwill and other impairments, and other non-routine adjustments that arise from time to time, all as detailed in the table that follows. Headwaters currently defines Adjusted EPS as diluted EPS from continuing operations plus the effect of amortization expense related to acquired intangible assets and other non-routine adjustments that arise from time to time, again as detailed below. In addition to the adjustments we normally include to derive Adjusted EPS, the pro forma trailing twelve months (TTM) Adjusted EPS reflected in the table eliminates i) the historical interest expense related to the $400 million principal amount of 7-5/8% senior secured notes that were repaid in full with proceeds from the new term loan obtained in March 2015, and ii) the historical interest expense related to the  8.75% convertible notes repaid in February 2015; and includes the pro forma interest expense related to the new term loan for the period prior to March 2015. All interest expense amounts include the respective amortization of debt discount and debt issue costs.

A substantial amount of Headwaters’ cash-based compensation tied to stock price results from the issuance in fiscal 2011 and 2012 of cash-settled stock appreciation rights (SARs), the last remaining tranche of which expires on September 30, 2016. For vested but unexercised cash-settled SARs, the full impact of stock price changes, whether positive or negative, is recognized each quarter as a change in compensation expense. As of September 30, 2015, the recorded liability for unexercised cash-settled SARs was $1.6 million, as compared to $5.5 million as of September 30, 2014.

Adjusted EBITDA and Adjusted EPS are used by management, investors and analysts to measure operating performance, as a supplement to our consolidated financial statements presented in accordance with generally accepted accounting principles (GAAP). Adjusted EBITDA is also used by management, investors and analysts as one measure of a company’s ability to service its debt and meet its other cash needs. Our presentations of Adjusted EBITDA and Adjusted EPS have limitations as analytical tools, and should not be considered in isolation, or as substitutes for analysis of our results as reported under GAAP. Because the definitions of Adjusted EBITDA and Adjusted EPS vary among companies and industries, our definitions of these non-GAAP financial measures may not be comparable to similarly-titled measures used by other companies.

Headwaters’ calculations of Adjusted EBITDA, trailing twelve months (TTM) Adjusted EBITDA and Adjusted EPS and Pro Forma TTM Adjusted EPS are reflected in the following tables. All amounts which follow are presented on a continuing operations basis and do not include the results from the discontinued coal cleaning business for any period.

Reconciliation of Income from Continuing Operations to Adjusted EBITDA

	Quarter Ended		Year Ended
(in millions)	9/30/2014	9/30/2015	9/30/2014	9/30/2015
Income from continuing operations (GAAP)	$17.0	$126.9	$16.5	$132.1
Non-controlling interest of subsidiary	(0.2)	(0.2)	(0.8)	(0.9)
Net interest expense	11.9	8.2	46.3	64.2
Income taxes	3.8	(93.7)	3.6	(94.5)
Depreciation, amortization, and equity-based compensation	14.9	14.8	56.9	56.2
Non-routine customer and business acquisition-related costs and adjustments	2.0	0.6	6.1	1.8
Asset impairments, write-offs and other non-routine items	1.0	0.0	3.1	0.6
Cash-based compensation tied to stock price	0.4	2.3	6.1	6.1
Adjusted EBITDA	$50.8	$58.9	$137.8	$165.6

Segment Adjusted EBITDA

Building products	$32.0	$35.1	$88.1	$101.9
Construction materials	25.2	28.9	66.8	80.5
Energy technology	0.0	2.2	(2.0)	2.2
Corporate	(6.8)	(9.6)	(21.2)	(25.1)
Cash-based compensation tied to stock price	0.4	2.3	6.1	6.1
Adjusted EBITDA	$50.8	$58.9	$137.8	$165.6

TTM Adjusted EBITDA

	Twelve Months Ended
(in millions)	9/30/2013	9/30/2014	9/30/2015
Income from continuing operations (GAAP)	$8.3	$16.5	$132.1
Non-controlling interest of subsidiary	0.0	(0.8)	(0.9)
Net interest expense	42.5	46.3	64.2
Income taxes	4.0	3.6	(94.5)
Depreciation, amortization, and equity-based compensation	54.0	56.9	56.2
Non-routine customer and business acquisition-related costs and adjustments	1.8	6.1	1.8
Asset impairments, write-offs and other non-routine items	0.0	3.1	0.6
Cash-based compensation tied to stock price	5.6	6.1	6.1
TTM Adjusted EBITDA	$116.2	$137.8	$165.6

Segment TTM Adjusted EBITDA

Building products	$72.9	$88.1	$101.9
Construction materials	56.6	66.8	80.5
Energy technology	0.3	(2.0)	2.2
Corporate	(19.2)	(21.2)	(25.1)
Cash-based compensation tied to stock price	5.6	6.1	6.1
TTM Adjusted EBITDA	$116.2	$137.8	$165.6

Reconciliation of Diluted EPS from Continuing Operations to Adjusted EPS

	Quarter Ended		Year Ended		Pro Forma TTM Ended
(in millions, except per-share amounts)	9/30/2014	9/30/2015	9/30/2014	9/30/2015	9/30/2015
Numerator:
Reported numerator for diluted earnings per share from continuing operations in accordance with GAAP — income from continuing operations attributable to Headwaters Incorporated	$16.8	$126.7	$15.6	$131.2	$131.2
Adjustments to numerator:
Amortization expense related to intangible assets	5.2	4.5	21.1	17.9	17.9
Non-routine customer and business acquisition- related costs and adjustments	2.0	0.6	6.1	1.8	1.8
Asset impairments, write-offs and other non- routine items	1.0	0.0	3.1	0.6	0.6
Interest expense related to early debt repayments	0.0	0.0	0.0	24.8	24.8
Interest expense related to 7-5/8% senior secured notes	0.0	0.0	0.0	0.0	15.0
Interest expense related to 8.75% convertible notes	0.0	0.0	0.0	0.0	1.7
Interest expense related to new term loan	0.0	0.0	0.0	0.0	(9.7)
Cash-based compensation tied to stock price	0.4	2.3	6.1	6.1	6.1
Income tax effect of above adjustments	2.5	1.0	0.5	0.0	0.0
Reversal of deferred income tax valuation reserve	0.0	(96.8)	0.0	(96.8)	(96.8)
Total adjustments to income from continuing operations, net of income tax effect	11.1	(88.4)	36.9	(45.6)	(38.6)
Numerator for adjusted diluted earnings per share from continuing operations	$27.9	$38.3	$52.5	$85.6	$92.6

Denominator:
Reported denominator for diluted earnings per share in accordance with GAAP and for adjusted earnings per share	74.6	75.3	74.5	75.6	75.6

Reported diluted income per share from continuing operations	$0.23	$1.68	$0.21	$1.74	$1.74
Effect of adjustments on diluted income per share calculation	0.14	(1.17)	0.49	(0.61)	(0.52)
Adjusted diluted income per share from continuing operations (Adjusted EPS)	$0.37	$0.51	$0.70	$1.13	$1.22

Conference Call

Management will host a conference call with a simultaneous web cast today at 11:00 a.m. Eastern Time, 9:00 a.m. Mountain Time to discuss the Company’s financial results and business outlook. The call will be available live via the Internet by accessing Headwaters’ web site at www.headwaters.com and clicking on the Investor Relations section. To listen to the live broadcast, please go to the web site at least fifteen minutes early to register, download, and install any necessary audio software. There will also be corresponding slides with the webcast.  For those who cannot listen to the live broadcast, an online replay will be available for 90 days on www.headwaters.com, or a phone replay will be available through November 10, 2015, by  dialing 877-344-7529 or 412-317-0088 and entering the pass code 10075512.

About Headwaters Incorporated

Headwaters Incorporated is improving lives through innovative advancements in construction materials through application, design, and purpose. Headwaters is a diversified growth company providing products, technologies and services to the construction materials and building products markets.  Through its coal combustion products, building products, and energy businesses, the Company has been able to improve sustainability by transforming underutilized resources into valuable products.  www.headwaters.com

CAUTIONARY STATEMENTS RELEVANT TO FORWARD-LOOKING INFORMATION FOR THE PURPOSE OF “SAFE HARBOR” PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This press release contains forward-looking statements relating to Headwaters’ operations that are based on management’s current expectations, estimates and projections about the industries in which Headwaters operates. Words such as “may,” “should,” “anticipates,” “expects,” “intends,” “plans,” “targets,” “forecasts,” “projects,” “believes,” “seeks,” “schedules,” “estimates,” “budgets,” “goals,” “outlook” and similar expressions are intended to help identify such forward-looking statements. Forward-looking statements include Headwaters’ expectations as to the managing and marketing of coal combustion products, the production and marketing of building products, the sales to oil refineries of residue hydrocracking catalysts, the development, commercialization, and financing of new products and other strategic business opportunities and acquisitions, and other information about Headwaters which are not purely historical by nature, including those statements regarding Headwaters’ future business plans, the operation of facilities, the availability of feedstocks, and the marketability of the coal combustion products, building products and catalysts. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, many of which are beyond the Company’s control and are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. The reader should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Unless legally required, Headwaters undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Among the important factors that could cause actual results to differ materially from those in the forward-looking statements are: changing feedstock and energy prices; actions of competitors or regulators; technological developments; potential disruption of the Company’s production facilities, transportation networks and information technology systems due to war, terrorism, malicious attack, civil accidents, political events, civil unrest or severe weather; potential environmental liability or product liability under existing or future laws and litigation; potential liability resulting from other pending or future litigation; changed accounting rules under generally accepted accounting principles promulgated by rule-setting bodies; and the factors set forth under the heading “Risk Factors” in the Company’s  Annual Report on Form 10-K, quarterly reports on Form 10-Q and other periodic reports. In addition, such results could be affected by general domestic and international economic and political conditions and other unpredictable or unknown factors not discussed in this press release which could have material adverse effects on forward-looking statements.

HEADWATERS INCORPORATED

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(in thousands, except per-share amounts)

	Quarter Ended September 30,		Year Ended September 30,
	2014	2015	2014	2015
Revenue:
Building products	$144,711	$151,873	$472,434	$523,643
Construction materials	98,087	111,461	309,337	352,263
Energy technology	3,123	9,383	9,676	19,427
Total revenue	245,921	272,717	791,447	895,333

Cost of revenue:
Building products	98,444	102,689	336,283	367,163
Construction materials	67,384	74,978	224,888	249,077
Energy technology	1,516	4,749	4,583	9,202
Total cost of revenue	167,344	182,416	565,754	625,442

Gross profit	78,577	90,301	225,693	269,891

Operating expenses:
Selling, general and administrative	40,402	44,337	137,650	149,623
Amortization	5,251	4,558	21,319	18,161
Total operating expenses	45,653	48,895	158,969	167,784

Operating income	32,924	41,406	66,724	102,107

Net interest expense	(11,918)	(8,219)	(46,329)	(64,219)
Other income (expense), net	(292)	(38)	(348)	(218)

Income from continuing operations before income taxes	20,714	33,149	20,047	37,670

Income tax benefit (provision)	(3,724)	93,698	(3,574)	94,458

Income from continuing operations	16,990	126,847	16,473	132,128

Loss from discontinued operations, net of income taxes	(309)	(73)	(415)	(460)

Net income	16,681	126,774	16,058	131,668

Net income attributable to non-controlling interest	(155)	(174)	(774)	(869)

Net income attributable to Headwaters Incorporated	$16,526	$126,600	$15,284	$130,799

Basic income (loss) per share attributable to Headwaters Incorporated:
From continuing operations	$0.23	$1.72	$0.21	$1.79
From discontinued operations	(0.01)	0.00	(0.01)	(0.01)
	$0.22	$1.72	$0.20	$1.78
Diluted income (loss) per share attributable to Headwaters Incorporated:
From continuing operations	$0.23	$1.68	$0.21	$1.74
From discontinued operations	(0.01)	0.00	(0.01)	(0.01)
	$0.22	$1.68	$0.20	$1.73
Weighted average shares outstanding:
Basic	73,247	73,618	73,160	73,570

Diluted	74,643	75,310	74,451	75,602

Operating income (loss) by segment:
Building products	$21,204	$24,953	$46,888	$64,418
Construction materials	21,323	24,894	51,503	64,984
Energy technology	(1,961)	1,862	(6,829)	731
Corporate	(7,642)	(10,303)	(24,838)	(28,026)
Total	$32,924	$41,406	$66,724	$102,107

HEADWATERS INCORPORATED

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(in thousands)

	September 30,
	2014	2015
Assets:
Current assets:
Cash and cash equivalents	$152,542	$142,597
Trade receivables, net	119,330	134,384
Inventories	50,633	55,074
Other	21,612	35,589
Total current assets	344,117	367,644

Property, plant and equipment, net	182,111	185,718
Goodwill	175,586	178,199
Intangible assets, net	159,863	143,718
Deferred income taxes	0	69,419
Other assets	34,629	34,321

Total assets	$896,306	$979,019

Liabilities and Stockholders’ Equity:
Current liabilities:
Accounts payable	$27,026	$25,306
Accrued liabilities	109,300	104,325
Current portion of long-term debt	0	4,250
Total current liabilities	136,326	133,881

Long-term debt, net	592,458	558,080
Income taxes	23,242	6,590
Other long-term liabilities	28,586	30,186
Total liabilities	780,612	728,737

Redeemable non-controlling interest in consolidated subsidiary	13,252	12,431

Stockholders’ equity:
Common stock - par value	74	74
Capital in excess of par value	723,648	728,667
Retained earnings (accumulated deficit)	(620,688)	(489,889)
Treasury stock	(592)	(1,001)
Total stockholders’ equity	102,442	237,851

Total liabilities and stockholders’ equity	$896,306	$979,019